Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-169377, 333-51494, 333-143770 and 333-185318) and Form S-3 (No. 333-191533) of Leucadia National Corporation of our report dated March 17, 2016 related to the financial statement schedule listed in Item 15(a)(2), which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 17, 2016